REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Tamarack Funds Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of the portfolios of Tamarack Funds Trust, which include Large Cap Growth Fund, Mid Cap Growth Fund, Small Cap Growth Fund, Enterprise Fund, Enterprise Small
Cap Fund, Value Fund, and Microcap Value Fund (collectively, the
"Funds") as of September 30, 2005, and the related statements of operations for the year then ended. We have audited the related statements of changes in net assets and the financial highlights for the year ended September 2005, for the period from May 1, 2004 through September 30, 2004 and for the year ended April 30, 2004 for Large
Cap Growth Fund, Mid Cap Growth Fund and Small Cap Growth Fund.
We have audited the related statements of changes in net assets and the financial highlights for the year ended September 2005, for the period from July 1, 2004 through September 30, 2004 and for the year ended June 30, 2004 for Enterprise Fund, Enterprise Small Cap Fund,
Value Fund, and Microcap Value Fund. These financial statements and financial highlights are the responsibility of the Funds' management.
Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights of Large Cap Growth Fund, Mid Cap Growth Fund and Small Cap Growth
Fund for periods prior to April 30, 2004, were audited by other auditors whose report, dated June 17, 2003, expressed an unqualified opinion. The financial highlights of Enterprise Fund, Enterprise
Small Cap Fund, Value Fund, and Microcap Value Fund for periods ended prior to June 30, 2004, were audited by other auditors whose report, dated August 22, 2003, expressed unqualified opinions.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, audits of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of September 30, 2005, by correspondence with the Funds' custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Funds as of September 30, 2005, the results of operations for the year then ended, and the changes in net assets and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Chicago, Illinois
November 21, 2005